UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Liberty Interactive Corporation
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Filed by Liberty Interactive Corporation

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Liberty Interactive Corporation

Commission File No. 001-33982

Subject Company: General Communication, Inc.

Commission File No. 000-15279

Excerpts from the Transcript of the November 9, 2017 Earnings Call of Liberty Interactive Corporation

Gregory B. Maffei, President, Chief Executive Officer and Director, Liberty Interactive Corporation

. . . [It] looks like the GCI deal has moved back into Q1. I’ll talk a little bit more about where we are in that in a moment. Therefore, the split-off and creation of the two asset-backed stocks which we began early this year is most likely to be completed in Q1.

I would note, we’ve made a modest change regarding the treatment of the 1.75[%] Charter exchangeable as a part of the split-off. . . .

[The GCI transaction], as I’ve noted, has been pushed back but is on track. We have received approval in the last few days both from the FCC and the Alaskan regulators. As I noted, we expect to close in the first quarter.

. . .

Mark D. Carleton, Chief Financial Officer, Liberty Interactive Corporation

. . . And as Greg mentioned earlier, in the proposed split-off, the [1.75%] of Charter exchangeables will now be reattributed to QVC Group at the time of the split-off, along with approximately $590 million in cash and an indemnity for any payments in excess of principal and interest, which would be partially offset by any tax benefits associated with an early extinguishment of debt. QVC group will also have negative pledged reference Charter shares at GCI Liberty. So, Liberty Interactive will use commercially reasonable efforts to repurchase this debt within six months of closing and get this cleaned up.

Secondly, we made this change because the combination of the increased price in Charter and our initially proposed exchange offer would have impaired our ability to deduct the interest. And you guys know how we value our tax deductions. So, certainly, we’ll talk about that a little more at our Investor Meeting next week, but that’s that.

. . .

James Ratcliffe, Analyst, Evercore ISI

. . . [It] looks like you restructured how you’re handling the [1.75%] Charter exchangeables as part of the GCI Liberty transaction. It seems to me like you’re basically ending up where you started, except you have the option to not refinance in the mirror notes. What’s the background for the change?

And secondly, I hate to jump ahead of a deal that isn’t closed yet, but once the GCI Liberty transaction is done, you’re going to have two vehicles with exposure to Charter and one of those vehicles owning a large chunk of the other. Can you talk about how much of a priority it is to rationalize that situation and what any constraints on doing so would be? Thanks.

Gregory B. Maffei, President, Chief Executive Officer and Director, Liberty Interactive Corporation

So, on the [1.75%] exchangeables, I think your analysis is exactly right. We’re going through a lot of machinations to end up exactly where we started and that was driven by, as Mark Carleton noted, primarily by some IRS regulations and the deductibility of the interest and the premium that’s built into those bonds, which we want to ensure that we could achieve.

You mentioned the optionality to refinance. It would be our intention to refinance immediately. It’s not an obligation but it is our intention. Our goal is to make it as seamless as possible to get back to exactly where we started, but ensure deductibility.

On the GCI, being a second vehicle GCI Liberty, I think you note correctly that they’ll be largely similar with the difference that the GCI Liberty will also have exposure to GCI. It would probably be nice in the fullness of time to merge those if they are appropriately valued because it would just be simplicity. We’re having two public vehicles which are largely overlapped, if not completely. But it’s not a requirement by any means.

Forward-Looking Statements

The foregoing transcript excerpts include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the proposed acquisition of General Communication, Inc. (“GCI”) by Liberty Interactive Corporation (“Liberty Interactive”) and the proposed split-off of Liberty Interactive’s interest in the combined company (“GCI Liberty”) (together with the proposed acquisition of GCI, the “proposed transactions”), the timing of the proposed transactions, Liberty’s anticipated offer to repurchase the 1.75% Charter Exchangeable Debentures due 2046, the terms of the reattribution and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of conditions to the proposed transactions. These forward-looking statements speak only as of the date of the communication, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive and GCI, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Interactive and GCI and about the risks and uncertainties related to the business of each of Liberty Interactive and GCI which may affect the statements made in the foregoing excerpts.

Additional Information

Nothing in the foregoing transcript excerpts shall constitute a solicitation to buy or an offer to sell shares of GCI Liberty, Inc., GCI common stock or any tracking stocks of Liberty Interactive. The offer and issuance of shares in the proposed transactions will only be made pursuant to GCI Liberty’s effective registration statement. Liberty Interactive stockholders, GCI stockholders and other investors are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed transactions (a preliminary filing of which has been made with the SEC) and any other relevant documents filed with the Securities and Exchange Commission (“SEC”), as well as any amendments or supplements to those documents, because they contain important information about the proposed transactions. Copies of these SEC filings will be available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875- 5420. GCI investors can access additional information at ir.gci.com.

Participants in a Solicitation

The directors and executive officers of Liberty Interactive and GCI and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the proposed transactions. Information regarding the directors and executive officers of Liberty Interactive is available in its definitive proxy statement, which was filed with the SEC on April 20, 2017. Information regarding the directors and executive officers of GCI is available as part of its Annual Report on Form 10-K filed with the SEC on March 2, 2017. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials regarding the foregoing to be filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.